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                                                                   Exhibit 10.17

May 7, 2001

Mr. D. Michael Steuert
2956 Morvale Drive
Thousand Oaks, CA 91361

Dear Michael,

We are pleased to extend to you an offer of employment as Senior Vice President and Chief Financial Officer of Fluor Corporation. All of us that have had the opportunity to visit with you are confident that we will benefit from your years of experience and are sure that you will find Fluor Corporation a challenging and enjoyable environment in which to work. We will work with you to determine a mutually agreeable start date.

SALARY

     Your starting salary will be $500,000 annually.

ANNUAL INCENTIVE

     As a member of the Executive Management Team you will be in a "must review" category for annual incentive consideration each year based upon your individual performance as well as the performance of the Corporation. Your target incentive amount is 65% of your base salary or $325,000, and you will have the potential to earn from zero to twice this amount based on your individual performance and the overall results of the corporation. Our fiscal year is January 1st through December 31st, with incentives paid the following March. Your first year bonus will be prorated based on actual months worked.

NEW HIRE AWARD

     We will recommend to the Organization and Compensation Committee of Fluor Corporation that we provide you the following awards:

     LTI CASH 2001 - 2003 PROGRAM
     You will be recommended for participation in the current LTI cash program covering FY 2001-2003 with a three-year targeted cash award of $300,000. Performance objectives for the cash portion of this three-year program will be established each fiscal year. At the end of each fiscal year, the Organization and Compensation Committee will evaluate the performance results of Fluor Corporation. If the objectives are achieved a payout with a performance rating of 0 to 2 times will be paid to you based on one-third of your target cash award ($100,000) each year.

                                                             Initialed__________

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Mr. D. Michael Steuert
May 7, 2001
Page 2

     RESTRICTED STOCK
     A restricted stock grant of 3,600 shares vesting 25% (900 shares) per year beginning one year from date of hire. You will receive dividends and voting rights on these shares.

     RESTRICTED UNITS
     A restricted unit grant of 2,400 units vesting 25% (600 shares) per year beginning one year from date of hire.

LONG-TERM INCENTIVES

     In December we will recommend to the Organization and Compensation Committee the grant of a Long-Term Incentive (LTI) award valued at $1,000,000. This award will be comprised of non-qualified stock options, restricted shares, restricted tandem units, and a cash award which you have the potential to earn from zero to twice this cash amount based on targeted Company performance (based on current design).

SEVERANCE / POST RETIREMENT SUPPLEMENTAL BENEFIT PAYMENT

     If you are involuntarily separated from the Company for any reason, except for cause, the Company will provide you with one year's pay at your then current base salary.

     If you continue your employment to early or normal retirement, the Company has agreed to pay you one year's pay, at your then current base salary, as a supplemental retirement benefit.

AUTOMOBILE ALLOWANCE

     You will be provided a monthly automobile allowance of $1,400. Automobile insurance will be provided for one automobile at no expense to you.

CLUB MEMBERSHIP

     As a senior level executive you will be eligible for a club membership at a club of your choice, within reason, and with the final approval of Alan Boeckmann. The Company will pay the annual dues and business related expenses.

PERSONAL FINANCIAL PLANNING

     You will be reimbursed for financial planning services during your first two years of employment and the year of retirement up to a maximum of $15,000 per year.

TAX SERVICES

     Annual tax planning services will be reimbursed up to a maximum of $4,000 per year.

                                                             Initialed__________

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Mr. D. Michael Steuert
May 7, 2001
Page 3

ESTATE ENHANCEMENT PROGRAM

     You will be eligible to participate in a program which allows you to use deferred compensation to make payments on a life insurance policy which can be held in trust and provides a tax advantage vehicle for survivors/beneficiaries.

RELOCATION

     Should you sell your current residence and move to the Aliso Viejo area, you will be reimbursed for travel, moving, relocation and buy/sale expenses in accordance with the attached Personnel Policy (HR-121). Should you voluntarily terminate your employment with the company (except when caused by death or permanent total disability) within one year from your relocation date you will be required to reimburse to the company 100% of those costs previously transmitted. The company will provide you full tax gross up protection for Federal and State personal income tax liability for costs associated with your move to the Aliso Viejo, California area.

TEMPORARY HOUSING

     The company will provide you with a company provided apartment for up to six months. This can be extended with Alan Boeckmann's approval.

EXECUTIVE DEFERRED COMPENSATION PROGRAM (EDCP)

     You will be eligible to participate in this program from date of hire. Two deferral options are available to help you reduce your tax obligations and plan for financial security: the Deferred Salary account and the Deferred Incentive Award account. Participation is entirely voluntary. Amounts deferred under this program may be deferred until termination, retirement or for a specified period of time of one year or more and will accrue monthly interest based on the allocation of your Executive Deferred Compensation Program balance among the available crediting options. Participation in this program is subject to continued Executive status.

SALARIED EMPLOYEE'S SAVINGS INVESTMENT PLAN 401(K)

     You will be eligible immediately to participate in the 401(k) Plan. You may elect to defer up to 16% of your base monthly salary. After one year of service the company match is discretionary. In 2001 the company is matching 100% (dollar for dollar) on the first 4% for eligible employees. If you elect, you may rollover the funds from a qualified plan and constitute a rollover contribution under applicable IRS Code.

FLUOR CORPORATION DEFINED RETIREMENT PLAN

     You will be eligible to participate in the Fluor Corporation Defined Retirement Plan after completing one year of service. Once eligible, the company credits your account with a percentage of pay based on you age and years of service as of January 1 of the plan year. The vesting schedule for participants is 100% after five years of service.

FLUOR CORPORATION PERFORMANCE PLAN

     You will be eligible to participate in the Fluor Corporation Performance Plan after one year of service. Based on financial performance, the Company will make an annual contribution to an account in your name. You will manage the investment of your contributions among several varied investment funds. The amount of the contribution will depend on the overall financial performance of the Company and employees will receive awards based on percentage of base salary. The vesting schedule for participants is 100% after five years of service.

                                                             Initialed__________

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Mr. D. Michael Steuert
May 7, 2001
Page 4

FLUOR CORPORATION PERFORMANCE PLAN

     You will be eligible to participate in the Fluor Corporation Performance Plan after one year of service. Based on financial performance, the Company will make an annual contribution to an account in your name. You will manage the investment of your contributions among several varied investment funds. The amount of the contribution will depend on the overall financial performance of the Company and employees will receive awards based on percentage of base salary. The vesting schedule for participants is 100% after five years of service.

COMPANY-PAID PHYSICAL EXAMINATION PROGRAM

     As a member of the Management Team, you will be provided an annual physical examination at company expense. You will be notified by the company physician when it is time to schedule your physical. Participation in this program is subject to continued Executive status.

GROUP HEALTH, LIFE, AND LONG-TERM DISABILITY INSURANCE COVERAGE

     Your share of the cost for a standard group health insurance will be 0.5% of your base salary up to a maximum of $186.28 per month. Your share of the cost for group dental insurance is 0.1% of your base salary up to a maximum of $18.20 a month. Additionally, you may, at your option, cover your dependents on our group health care and life insurance plans for a monthly premium. You may also purchase additional life insurance.

EXECUTIVE HEALTH CARE

     Eligibility in this program is immediate and will provide reimbursement for health care expenses to you and your dependents which exceed covered charge payments under Option 1 of the Fluor Employee's Health Care Plan. Items generally covered by this Plan include:

     1. Deductibles and co-insurance

     2. Reasonable and customary charges not covered under Option 1, and

     3. Charges for private rooms

TIME OFF WITH PAY (TOWP)

     TOWP accrues on each day worked from the date of hire at the rate of 3.54 hours per week, or 184 hours/23 days per year. In addition, we will credit your TOWP account with 160 hours.

                                                             Initialed__________

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Mr. D. Michael Steuert
May 7, 2001
Page 5

CHANGE OF CONTROL

     A Change of Control plan is ready for immediate implementation should the Chairman and the Board of Directors choose to implement it. Presently, there are no individual executive change-of-control agreements in place. However, there is change of control language included in the plan documents that govern our Executive Deferred Compensation Plan and Stock-Based Award Agreements.

OTHER

     The Immigration Reform and Control Act of 1986 requires Fluor to verify and record both your identity and right to work in the United States. Accordingly, this offer of employment is contingent on your being able to satisfy the above-mentioned law on or before your first day of work. Further, the EMT status of a position is discretionary and subject to change.

     In addition, this offer is conditional upon your successful completion of a pre-employment drug screen, conducted by the company. We recommend that you not resign your current position until a satisfactory drug test result is received. Please contact Dr. Sam Elias at (949) 831-1776 to schedule an appointment. The offer is also conditional on positive responses on completing the reference checks.

     Furthermore, as with most companies, the employment relationship with Fluor Corporation is based on the mutual consent of you and the Company. Accordingly, either you or Fluor Corporation can terminate the employment relationship at will, without cause or advance notice. While Fluor Corporation's benefits and policies may be changed from time to time, this letter reflects our entire agreement concerning our at-will relationship.

                                                             Initialed__________

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Mr. D. Michael Steuert
May 7, 2001
Page 6

We look forward to your joining the Company and are sure that your employment with Fluor Corporation will be both successful and rewarding for you. If you have any further questions, please call me at (949) 349-3047. We would appreciate your returning a signed copy of this offer letter to me as soon as possible. An additional copy is enclosed for your records.

Sincerely,

/s/ Lisa Glatch

Lisa Glatch
Senior Vice President
Human Resources and Administration
Fluor Corporation

ACCEPTED BY:                                                     REPORT DATE:

/S/ D. MICHAEL STEUERT                                           MAY 21, 2001
--------------------------------                                 ------------
D. MICHAEL STEUERT                                               DATE

LG:OLS:ch

cc: Alan Boeckmann
    Lew Smith

                                                             Initialed__________